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                                                                  Exhibit 5.5


                       [QUARLES & BRADY LLP LETTERHEAD]



                                                 January 9, 2003


Rexnord Corporation
4701 Greenfield Avenue
Milwaukee, WI 53214


    RE: REGISTRATION STATEMENT ON FORM S-4 RELATING TO $225,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10 1/8% SENIOR SUBORDINATED NOTES DUE 2012

Ladies and Gentlemen:

    In connection with the registration of $225,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2012 (the "Securities") by Rexnord Corporation, a Delaware corporation (the "Company"), and the guaranty of the Securities (the "Guaranty") by Betzdorf Chain Company Inc. (the "Wisconsin Guarantor"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on January 9, 2003 (File No. 333-102428), (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guaranty will be issued pursuant to an indenture dated as of November 25, 2002 (the "Indenture") by and among the Company, the parties listed on Schedule A hereto (collectively, the "Guarantors") and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Trustee"). The Securities and the Guaranty will be issued in exchange for the Company's outstanding 10 1/8% Senior Subordinated Notes due 2012 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guaranty are sometimes referred to herein collectively as the "Operative Documents." Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

    In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Wisconsin Guarantor in connection with the authorization and issuance of the Guaranty. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.


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January 9, 2003
Page 2


    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

    We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of Wisconsin, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

    Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Guaranty to be executed and delivered by the Wisconsin Guarantor has been duly authorized by all necessary corporate action of the Wisconsin Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, the Guaranty will be the legally valid and binding obligation of the Wisconsin Guarantor, enforceable against the Wisconsin Guarantor in accordance with its terms.

    The opinions rendered in the foregoing paragraphs relating to the enforceability of the Securities and the Guaranty are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

    We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities or the Wisconsin Guarantor under the Indenture and the Guaranty of Section 548 of the United States Bankruptcy Code.

    To the extent that the obligations of the Company and the Guarantors under the Operative Documents may be dependent upon such matters, we assume for purposes of this opinion that: (i) the Trustee, the Company and each Guarantor other than the Wisconsin Guarantor (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; and (c) is duly qualified to engage in the activities contemplated by each such Operative Document; (ii) the Trustee, the Company and each Guarantor other than the Wisconsin Guarantor has duly authorized, executed and delivered each such Operative Document; (iii) with respect to the Trustee, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iv) the Trustee is in


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January 9, 2003
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compliance, generally and with respect to acting as a trustee under the
Indenture, with all applicable laws and regulations.

    We consent to your filing this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ QUARLES & BRADY LLP


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January 9, 2003
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                                  SCHEDULE A


    NAME                                                 JURISDICTION
1.  PT Components Inc.                                   Delaware
2.  RAC-I Inc.                                           Delaware
3.  RBS Acquisition Corporation                          Delaware
4.  RBS China Holdings L.L.C.                            Delaware
5.  RBS Global Inc.                                      Delaware
6.  RBS North America Inc.                               Delaware
7.  Rexnord Germany-l Inc.                               Delaware
8.  Rexnord International Inc.                           Delaware
9.  Rexnord North America Holdings Inc.                  Delaware
10. Winfred Berg Licensco Inc.                           Delaware
11. W.M. Berg Inc.                                       Delaware
12. Prager Incorporated                                  Louisiana
13. Addax Inc.                                           Nebraska
14. Clarkson Industries Inc.                             New York
15. Rexnord Ltd.                                         Nevada
16. Rexnord Puerto Rico Inc.                             Nevada
17. Betzdorf Chain Company Inc.                          Wisconsin
